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                             WELCO SECURITIES, INC.

                                  OFFERING OF

                                  $50,000,000

                       DEMAND AND FIXED RATE CERTIFICATES

                                       OF

                    EQUIPMENT LEASING CORPORATION OF AMERICA

                           SELECTED DEALERS AGREEMENT

WELCO SECURITIES, INC., Suite 105, One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004 (the "Underwriter"), invites your participation as a Participating Dealer ("Participating Dealer") in an offering of $50,000,000 in principal amount of Demand and Fixed Rate Certificates referred to herein as "the Certificates" (offered in minimum denominations of $100 per Certificate) which is also referred to herein as the "Securities", being offered by Equipment Leasing Corporation of America (the "Company"). The Securities are more particularly described in the enclosed Prospectus, additional copies of which will be supplied in reasonable quantities upon request. The Company through the Underwriter is offering the Securities subject to the terms of this Agreement, the Underwriter's instructions which may be forwarded to the Participating Dealers from time to time, and is made only to Selected Dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") or foreign dealers who are not eligible for membership in the NASD and who agree to abide by the Rules of Fair Practice of the NASD, including Sections 8, 24, 25 and 36 thereof, and the interpretations of the NASD's Board of Governors with respect to free-riding and withholding in making sales to purchasers outside the United States and not to effect sales of the Securities within the United States, its territories or its possessions, or to persons who are citizens thereof or residents therein. This invitation is made by the Underwriter only if the Company's Securities may be lawfully offered to dealers in your state. The terms and conditions of this invitation are as follows:

    1. ACCEPTANCE OF ORDERS. Orders received from the Participating Dealer will be accepted only at the price, in the amounts, and on the terms which are set forth in the Company's Prospectus.

    2. SELLING CONCESSION. As a Participating Dealer, you will be allowed a concession of 1/15 of 1% per month for each month of the principal amount of all Fixed Rate Certificates sold by you.

    3. STATUS OF DEALER. The Participating Dealer agrees to purchase the Company's Securities being offered for its customers only through the Underwriter, and all such purchases shall be made only upon orders already received by the Participating Dealer from its customers. In all sales of the Company's Securities to the public the Participating Dealer shall confirm as agent for another.

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    4.  DELIVERY OF FUNDS.  The Participating Dealer will promptly transmit directly to the Company, all funds received from the purchasers and a confirmation of a record of each sale which will set forth the name, address, and social security number of each individual purchaser, the maturity requested for each Certificate purchased, and if there is more than one registered owner, whether the certificate or certificates evidencing the ownership of the security purchased are to be issued to the purchasers in joint tenancy or otherwise. Also, each Participating Dealer shall report, in writing, to the Company the principal amount of Certificates which have been sold in each state and the number of persons in each such state who purchased the Company's Securities from the Participating Dealer. Each sale may be rejected by the Company, and if rejected, the Underwriter as agent for the Company will return to you all funds paid by the purchaser which have been received by the Company. In such event, the Participating Dealer will return to the purchaser within five (5) business days after actual receipt from the Underwriter the full purchase price paid by the purchaser. For purposes of this Agreement, a purchaser is a subscriber for the principal amount of Certificates until such time as his subscription is received and accepted by the Underwriter as agent for the Company.

    5. PAYMENT. Payment for the Company's Securities shall accompany all confirmations and applications. All checks and other orders for payment of money shall be made payable to "Equipment Leasing Corporation of America." Securities sold by the Participating Dealer shall be available for delivery from the Company.

    6. DEALER'S UNDERTAKINGS. No person is authorized to make any representations concerning the Company's Securities except those contained in the Company's Prospectus. The Participating Dealer will not sell the Company's Securities pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least 48 hours prior to the mailing of the confirmation of sale, or is sent to such person under such circumstances that it would be received by him 48 hours prior to his receipt of a confirmation of the sale. The Participating Dealer agrees not to use any supplemental sales literature of any kind without prior written approval of the Company unless it is furnished by the Company for such purpose. In offering and selling the Company's Securities, the Participating Dealer will rely solely on the representations contained in the Company's Prospectus. Additional copies of the Prospectus will be supplied by the Company in reasonable quantities upon request.

    7. CONDITIONS OF OFFERING. All sales will be subject to delivery by the Company to the purchaser of certificates evidencing the principal indebtedness of Certificates.

    8. FAILURE OF ORDER. If an order is rejected or if a payment is received which proves insufficient or worthless, any compensation paid to the Participating Dealer shall be returned either by the Participating Dealer's remittances in cash or by a charge against the account of the Participating Dealer, as the Underwriter may elect.

    9. REPRESENTATIONS AND AGREEMENTS OF DEALERS. By accepting this Agreement, the Participating Dealer represents that: it is registered as a Broker/Dealer under the Securities Exchange Act of 1934, as amended; it is qualified to act as a dealer in the states or other jurisdictions in which

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it offers the Company's Securities; it is a member in good standing of the
National Association of Securities Dealers, Inc.; and it will maintain such registration, qualifications and memberships throughout the term of this Agreement. Further, the Participating Dealer agrees to comply with all applicable federal laws; the laws of the state or other jurisdictions concerned; and the Rules and Regulations of the National Association of Securities Dealers, Inc. Further, the Participating Dealer agrees that it will not offer or sell the Company's Securities in any state or jurisdiction except where the Securities are qualified for sale. The Participating Dealer shall not be entitled to any compensation during any period in which it has been suspended or expelled from membership in the National Association of Securities Dealers, Inc. The Participating Dealer will be advised concerning the states where the Certificates have been registered for sale.

    10. DEALER'S EMPLOYEES. By accepting this Agreement, the Participating Dealer has assumed full responsibility for thorough and prior training of its representatives concerning the selling methods to be used in connection with the offer and sale of the Company's Securities, giving special emphasis to the principles of full and fair disclosure to prospective investors and the prohibition against "Free-Riding and Withholding."

    11. PARTICIPATING DEALER'S INDEMNIFICATION. The Participating Dealer hereby agrees to indemnify and to hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, or liabilities to which the Underwriter may become subject under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information contained in the Registration Statement, or other documents filed with the Securities and Exchange Commission to the extent such information is supplied by the Participating Dealer to the Underwriter for inclusion therein, or are based upon alleged misrepresentations or omissions to state material facts in connection with statements made by the Participating Dealer or the Participating Dealer's salesmen orally or by other means; and the Participating Dealer will reimburse the Underwriter for any legal or other expenses reasonably incurred in connection with the investigation of or the defending of any such action or claim. The Underwriter shall, after receiving the first Summons or other legal process disclosing the nature of the action being served upon it, in any proceeding in respect of which indemnity may be sought by the Underwriter hereunder, promptly notify the Participating Dealer in writing of the commencement thereof and the Participating Dealer shall be entitled to participate in (and, to the extent the Participating dealer shall wish, to direct) the defense, which shall be conducted by counsel of good standing satisfactory to the Underwriter. If the Participating Dealer shall fail to provide such defense, the Underwriter may defend such action at the Participating Dealer's cost and expense. The Participating Dealer's obligation under this paragraph shall survive the termination of this Agreement.

    12. COMPLIANCE WITH NASD BY-LAWS AND REGULATIONS. Each participating dealer shall conduct itself in a manner consistent with the provisions of
Section 12 of Schedule E to the NASD By-Laws, and no transaction in the Securities to be offered will be executed by any member in a discretionary account without the prior specific written approval of the customer.

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    Investor's checks will be transmitted directly to the Company by noon of the next business day following receipt.

    13. EXPENSES. No expenses will be charged to Participating Dealers. A single transfer tax, if any, on the sale of the Securities by the Participating Dealer to its customer will be paid when such Securities are delivered to the Participating Dealer for delivery to its customers. However, the Participating Dealer will pay its proportionate share of any transfer tax or any other tax (other than the single transfer tax described above) if any such tax shall be from time to time assessed against the Underwriter and other Participating Dealers.

    14. COMMUNICATIONS. All communications to the Underwriter should be sent to the address shown in the opening paragraph of this Agreement. Any notice to the Participating Dealer shall be properly given if mailed or telephone to the Participating Dealer below. This Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania.

    15. ASSIGNMENT AND TERMINATION. This Agreement may not be assigned by the Participating Dealer without the Underwriter's consent. This Agreement will terminate upon the termination of the Offering except that either party may terminate this Agreement at any time by giving written notice to the other.


Accepted on:----------------------------       WELCO SECURITIES, INC.


Firm Name:------------------------------       -------------------------------
                                               Kenneth S. Shapiro, President

By:-------------------------------------
   (Signature)

Address:--------------------------------


Telephone:------------------------------


I.R.S. Employer Identification No.--------------------------